Exhibit 99.2

News Announcement

CONTACT:

Robert Ippolito	Joseph N. Jaffoni, Richard Land
Secretary, Treasurer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING, INC. CALLS FOR REDEMPTION

OF 8 -7/8% SENIOR SUBORDINATED NOTES DUE 2010

Wyomissing, Penn., (February 14, 2006) — Penn National Gaming, Inc. (PENN:Nasdaq) announced today that it has called for redemption all $175 million in aggregate principal amount of its outstanding 8 -7/8% Senior Subordinated Notes due March 15, 2010.  The redemption price is $1,044.38 per $1,000 principal amount, plus accrued and unpaid interest to the scheduled redemption date, which is March 15, 2006.  The Company intends to fund the redemption of the Notes from available cash and borrowings under its revolving credit facility.

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates fifteen facilities in thirteen jurisdictions including Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s facilities feature over 17,500 slot machines, over 400 table games, over 2,000 hotel rooms and approximately 575,000 square feet of gaming floor space.  The property statistics in this paragraph exclude two Argosy properties which the company anticipates divesting, but are inclusive of the Company’s Casino Magic - Bay St. Louis, in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi, which remain closed following extensive damage incurred as a result of Hurricane Katrina.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Penn describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the opportunity to assess more fully the hurricane damage recently incurred at two properties and the ability of the Company to recover losses under its insurance policies for that damage; the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do

- more -

business; our ability to successfully integrate the operations of Argosy Gaming Company; the activities of our competitors; increases in our effective rate of taxation at any of our properties or at the corporate level; successful completion of capital projects at our gaming and pari-mutuel facilities; the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses (including without limitation an operators’ license in Pennsylvania); delays in the process of finalizing gaming regulations and the establishment of related governmental infrastructure in Pennsylvania; the maintenance of agreements with our horsemen and organized labor; our dependence on key personnel; the impact of terrorism and other international hostilities and the availability and cost of financing and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission.   Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

# # #